Exhibit 21
                         Subsidiaries of the Registrant


                                                                     Percent of
 Parent                             Subsidiary                       Ownership

 Permanent Bancorp, Inc.            Permanent Bank                     100%

 Permanent Bank                     Perma Service, Inc.                100%

 Permanent Bank                     Permavest, Inc.                    100%





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